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EXHIBIT 99A.4
COMBINED STATEMENTS OF                 U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
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                                                      Year Ended
                                                      December 31,
In millions                                          1995     1994
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OPERATING ACTIVITIES
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 Net income                                         $1,176   $1,150
 Adjustments to net income:
  Depreciation and amortization                      2,042    1,908
  Deferred income taxes and amortization
   of investment tax credits                           172      226
  Gain on sales of rural telephone exchanges          (136)     (82)
  Postretirement medical and life costs,
   net of cash fundings                                (90)    (197)
 Changes in operating assets and liabilities:
   Restructuring payments                             (315)    (279)
   Accounts and notes receivable                      (117)     (64)
   Inventories, supplies and other                     (51)     (29)
   Accounts payable and accrued liabilities              7     (147)
 Other - net                                            31       23
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Cash provided by operating activities                2,719    2,509
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment     (2,462)  (2,254)
 Proceeds from sales of rural telephone exchanges      214       93
 Proceeds from (payments on) disposals of property,
  plant and equipment                                  (18)       3
 Other - net                                            (2)       2
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Cash (used for) investing activities                (2,268)  (2,156)
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FINANCING ACTIVITIES
 Net (repayments of) proceeds from short-term debt    (832)     344
 Proceeds from issuance of long-term debt            1,647      326
 Repayments of long-term debt                         (334)    (285)
 Dividends paid on common stock                       (926)    (886)
 Proceeds from issuance of equity                       50      208
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Cash (used for) financing activities                  (395)    (293)
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CASH AND CASH EQUIVALENTS
 Increase                                               56       60
 Beginning balance                                     116       56
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Ending balance                                        $172     $116
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